Exhibit 99.1

CRAWFORD & COMPANY

U.K. SHARESAVE SCHEME,

AS AMENDED

HMRC Reference: SRS2374/IGB

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Scheme, unless the context otherwise requires:

“3-Year Option”, “5-Year Option” and “7-Year Option” have the meanings given in sub-rule 3.2 below;

“Associated Company” means an associated company within the meaning given to that expression by paragraph 47 of Schedule 3;

“Board” means the board of directors of the Company or a committee appointed by them;

“Bonus Date”, in relation to an option, means:

(A)	in the case of a 3-Year Option, the earliest date on which the bonus is payable,

(B)	in the case of a 5-Year Option, the earliest date on which a bonus is payable, and

(C)	in the case of a 7-Year Option, the earliest date on which the maximum bonus is payable;

and for this purpose “payable” means payable under the Savings Contract made in connection with the option;

“Company” means Crawford & Company, a corporation incorporated under the laws of the state of Georgia in the USA;

“Control” means control within the meaning of section 995 of the Income Tax Act 2007;

“Exercise Date” shall be the date on which a validly completed notice of exercise is received by the Company;

“Grant Day” shall be construed in accordance with sub-rule 2.1 below;

“Invitation Date” shall be the date on which an invitation is given pursuant to sub-rule 3.6 below;

“ITEPA 2003” means the Income Tax (Earnings and Pensions) Act 2003;

“ITTOIA 2005” means the IT (Trading and Other Income) Act 2005;

“Key Feature” means a provision of the Scheme which is necessary in order to meet the requirements of Schedule 3;

“Participant” means a person who holds an option granted under this Scheme;

“Participating Company” means the Company or any Subsidiary to which the Board has resolved that this Scheme shall for the time being extend;

“Revenue” means Her Majesty’s Revenue and Customs;

“Savings Body” means any bank, building society, or European authorised institution (within the meaning of section 704 ITTOIA 2005 and authorised in accordance with section 707 ITTOIA 2005) with which a Savings Contract can be made;

“Savings Contract” means an agreement to pay monthly contributions under the terms of a certified contractual savings scheme, within the meaning of section 703(1) ITTOIA 2005, which has been approved by the Revenue for the purposes of Schedule 3;

“Schedule 3” means Schedule 3 to ITEPA 2003;

“Specified Age” means age 60;

“Subsidiary” means a body corporate which is a subsidiary of the Company (within the meaning of section 1159 of the Companies Act 2006) and of which the Company has Control;

“Taxes Act 1988” means the Income and Corporation Taxes Act 1988;

and expressions not otherwise defined in this Scheme have the same meanings as they have in Schedule 3.

1.2	Any reference in this Scheme to any enactment includes a reference to that enactment as from time to time modified, extended or re-enacted.

1.3	Expressions in italics are for guidance only and do not form part of this Scheme.

2.	ELIGIBILITY

2.1	Subject to sub-rule 2.5 below, an individual is eligible to be granted an option on any day (the “Grant Day”) if (and only if):

(A)	he is on the Grant Day an employee or director of a company which is a Participating Company; and

(B)	he either satisfies the conditions specified in sub-rule 2.2 below or is nominated by the Board for this purpose.

2.2	The conditions referred to in sub-rule 2.1(B) above are that:

(A)

the individual shall at all times during the qualifying period have been an employee (but not a director) or a full-time director of the Company or a company which was for the time being a Subsidiary; and

(B)	at the relevant time, the individual’s earnings from his employment or office meet (or would meet if there were any) the requirements set out in paragraphs 6(2)(c) and 6(2)(ca) of Schedule 3.

2.3	For the purposes of sub-rule 2.2 above:

(A)

the relevant time is the date on which any invitation is given under Rule 3.6 below or such other time during the period of 5 years ending with the Grant Day as the Board may determine (provided that no such determination may be made if it would have the effect that the qualifying period would not fall within that 5- year period);

(B)	the qualifying period is such period ending at the relevant time but falling within the 5-year period mentioned in paragraph 2.3(A) above as the Board may determine;

(C)

an individual shall be treated as a full-time director of a company if he is obliged to devote to the performance of the duties of his office or employment with the company not less than 25 hours a week;

(D)

Chapter I of Part XIV of the Employment Rights Act 1996 shall have effect, with any necessary changes, for ascertaining the length of the period during which an individual shall have been an employee or a full-time director and whether he shall have been an employee or a full-time director at all times during that period.

2.4

Any determination of the Board under paragraph 2.3(A) or 2.3(B) above shall have effect in relation to every individual for the purpose of ascertaining whether he is eligible to be granted an option on the Grant Day.

2.5

An individual is not eligible to be granted an option at any time if he is at that time ineligible to participate in this Scheme by virtue of paragraph 11 of Schedule 3 (material interest in close company).

3.	GRANT OF OPTIONS

3.1

Subject to Rule 4 below, the Board may grant an option to acquire shares in the Company which satisfy the requirements of paragraphs 18 to 22 of Schedule 3 (fully paid up, unrestricted, ordinary share capital), upon the terms set out in this Scheme, to any individual who:

(A)	is eligible to be granted an option in accordance with Rule 2 above, and

(B)	has applied for an option and proposed to make a Savings Contract in connection with it (with a Savings Body approved by the Board) in the form and manner prescribed by the Board,

and for this purpose an option to acquire includes an option to purchase and an option to subscribe.

3.2

The type of option to be granted to an individual, that is to say a 3-Year Option, a 5-Year Option or a 7-Year Option, shall be determined by the Board or, if the Board so permits, by the individual; and for this purpose:

(A)

a 3-Year Option is an option in connection with which a three year Savings Contract is to be made and in respect of which, subject to sub-rule 4.3 below, the repayment is to be taken as including the bonus;

(B)

a 5-Year Option is an option in connection with which a five year Savings Contract is to be made and in respect of which, subject to sub-rule 4.3 below, the repayment is to be taken as including a bonus other than the maximum bonus; and

(C)	a 7-Year Option is an option in connection with which a five year Savings Contract is to be made and in respect of which the repayment is to be taken as including the maximum bonus.

3.3

The amount of the monthly contribution under the Savings Contract to be made in connection with an option granted to an individual shall, subject to sub-rule 4.5 below, be the amount which the individual shall have specified in his application for the option that he is willing to pay or, if lower, the maximum permitted amount, that is to say, the maximum amount which:

(A)

when aggregated with the amount of his monthly contributions (being not less than £5) under any other Savings Contract linked to this Scheme or to any other savings-related share option scheme approved under Schedule 3, does not exceed £250 or such other maximum amount as may for the time being be permitted by paragraph 25(3)(a) of Schedule 3;

(B)	does not exceed the maximum amount for the time being permitted under the terms of the Savings Contract; and

(C)	when aggregated with the amount of his monthly contributions under any other Savings Contract linked to this Scheme, does not exceed any maximum amount determined by the Board.

3.4

The number of shares in respect of which an option may be granted to any individual shall be the maximum number which can be paid for, at the price determined under sub-rule 3.5 below, with monies equal to the amount of the repayment due on the Bonus Date under the Savings Contract to be made in connection with the option and for these purposes, the exchange rate to be used shall be the closing mid-point sterling/US dollar exchange rate published in the Financial Times (or such other newspaper as the Board may select from time to time) on the Exercise Date (or if not published on that day, the last preceding day of publication).

3.5

The price at which shares may be acquired by the exercise of options of a particular type granted on any day shall be a price denominated in US dollars which is determined by the Board and stated on that day, provided that:

(A)	if shares of the same class as those shares are quoted on the New York Stock Exchange, the price shall not be less than 80% of:

(1)	the average of the closing prices of shares of that class on the five dealing days last preceding the Invitation Date, or

(2)

if the first of those dealing days does not fall within the period of 30 days ending with the day on which the options are granted or falls prior to the date on which the Company last announced its results for any period, the closing price of shares of that class on the dealing day last preceding the day on which the options are granted or such other dealing day as may be agreed with the Revenue;

(B)

if paragraph (A) above does not apply, the price shall not be less than the Specified Percentage of the market value (within the meaning of Part VIII of the Taxation of Chargeable Gains Act 1992) of shares of that class, as agreed in advance for the purposes of this Scheme with the Revenue Shares and Assets Valuation, on:

(1)	the Invitation Date, or

(2)

if that date does not fall within the period of 30 days ending with the day on which the options are granted, on the day on which the options are granted or such other day as may be agreed with the Revenue; and

(C)	in the case of an option to acquire shares only by subscription, the price shall not be less than the nominal value of those shares;

3.6	The Board shall ensure that, in relation to the grant of options on any day:

(A)	every individual who is eligible to be granted an option on that day has been given an invitation;

(B)	the invitation specifies a period of not less than 14 days in which an application for an option may be made; and

(C)	every eligible individual who has applied for an option as mentioned in sub-rule 3.1 above is in fact granted an option on that day.

3.7	An invitation to apply for an option may only be given within the period of 10 years ending on 5 November 2019.

3.8	An option granted to any person:

(A)	shall not, except as provided in sub-rule 5.2 below, be capable of being transferred by him; and

(B)	shall lapse forthwith if he is adjudged bankrupt.

4.	EXERCISE OF OPTIONS

4.1

The exercise of any option shall be effected in the form and manner prescribed by the Board, provided that the monies paid for shares on such exercise shall not exceed the amount of the repayment made and any interest paid under the Savings Contract made in connection with the option.

4.2	Subject to sub-rules 4.3, 4.4 and 4.6 below and to Rule 6 below, an option shall not be capable of being exercised before the Bonus Date.

4.3	Subject to sub-rule 4.8 below:

(A)	if any Participant dies before the Bonus Date, any option granted to him may (and must, if at all) be exercised by his personal representatives within 12 months after the date of his death, and

(B)	if he dies on or within 6 months after the Bonus Date, any option granted to him may (and must, if at all) be exercised by his personal representatives within 12 months after the Bonus Date,

provided in either case that his death occurs at a time when he either holds the office or employment by virtue of which he is eligible to participate in this Scheme or is entitled to exercise the option by virtue of sub-rule 4.4 below.

4.4

Subject to sub-rule 4.8 below, if any Participant ceases to hold the office or employment by virtue of which he is eligible to participate in this Scheme (otherwise than by reason of his death), the following provisions apply in relation to any option granted to him:

(A)	if he so ceases by reason of injury, disability, redundancy within the meaning of the Employment Rights Act 1996, or retirement on reaching the Specified Age or any other age at which he is bound to retire in accordance with the terms of his contract of employment, the option may (and subject to sub-rule 4.3 above must, if at all) be exercised within 6 months of his so ceasing;

(B)

if he so ceases by reason only that the office or employment is in a company of which the Company ceases to have Control, or relates to a business or part of a business which is transferred to a person who is not an Associated Company of the Company, the option may (and subject to sub-rule 4.3 above must, if at all) be exercised within 6 months of his so ceasing;

(C)	if he so ceases for any other reason within 3 years of the grant of the option, the option may not be exercised at all;

(D)

if he so ceases for any other reason (except for dismissal for misconduct) more than 3 years after the grant of the option, the option may (and subject to sub-rule 4.3 above must, if at all) be exercised within 6 months of his so ceasing.

4.5

Subject to sub-rule 4.8 below, if, at the Bonus Date, a Participant holds an office or employment with a company which is not a Participating Company but which is an Associated Company of the Company, any option granted to him may (and subject to sub-rule 4.3 above must, if at all) be exercised within 6 months of the Bonus Date.

4.6

Subject to sub-rule 4.8 below, where any Participant continues to hold the office or employment by virtue of which he is eligible to participate in this Scheme after the date on which he reaches the Specified Age, he may exercise any option within 6 months of that date.

4.7	Subject to sub-rule 4.3 above, an option shall not be capable of being exercised later than 6 months after the Bonus Date.

4.8

Where, before an option has become capable of being exercised, the Participant gives notice that he intends to stop paying monthly contributions under the Savings Contract made in connection with the option, or is deemed under its terms to have given such notice, or makes an application for repayment of the monthly contributions paid under it, the option may not be exercised at all.

4.9

A Participant shall not be treated for the purposes of sub-rules 4.3 and 4.4 above as ceasing to hold the office or employment by virtue of which he is eligible to participate in this Scheme until he ceases to hold an office or employment in the Company or any Associated Company of the Company, and a female Participant who ceases to hold the office or employment by virtue of which she is eligible to participate in this Scheme by reason of pregnancy or confinement and who exercises her right to return to work under the Employment Rights Act 1996 before exercising her option shall be treated for the purposes of sub-rule 4.4 above as not having ceased to hold that office or employment.

4.10	A Participant shall not be eligible to exercise an option at any time:

(A)	unless, subject to sub-rules 4.4 and 4.5 above, he is at that time a director or employee of a Participating Company;

(B)	if he is not at that time eligible to participate in this Scheme by virtue of paragraph 8 of Schedule 3 (material interest in close company).

4.11	An option shall not be capable of being exercised more than once.

4.12

Within 30 days after an option has been exercised by any person, the Board shall allot to him (or a nominee for him) or, as appropriate, procure the transfer to him (or a nominee for him) of the number of shares in respect of which the option has been exercised, provided that:

(A)	the Board considers that the issue or transfer thereof would be lawful in all relevant jurisdictions; and

(B)

in a case where a Participating Company is obliged to (or would suffer a disadvantage if it were not to) account for any tax (in any jurisdiction) for which the person in question is liable by virtue of the exercise of the option and/or for any social security contributions recoverable from the person in question (together, the “Tax Liability”), that person has either:

(1)	made a payment to the Participating Company of an amount equal to the Tax Liability; or

(2)

entered into arrangements acceptable to that or another Participating Company to secure that such a payment is made (whether by authorising the sale of some or all of the shares on his behalf and the payment to the Participating Company of the relevant amount out of the proceeds of sale or otherwise).

4.13

All shares allotted under this Scheme shall rank equally in all respects with shares of the same class then in issue except for any rights attaching to such shares by reference to a record date before the date of the allotment.

4.14	If shares of the same class as those allotted under this Scheme are listed on any stock exchange, the Company shall apply to that stock exchange for any shares so allotted to be admitted thereto.

5.	TAKEOVER, RECONSTRUCTION AND WINDING UP

5.1	If any person obtains Control of the Company as a result of making a general offer to acquire:

(A)	the whole of the issued ordinary share capital of the Company, which is made on a condition such that, if it is met, the person making the offer will have Control of the Company; or

(B)	all the shares in the Company which are of the same class as the shares in question obtained under the Scheme; and

the Board shall within 7 days of becoming aware thereof notify every Participant thereof and, subject to sub-rules 4.3, 4.4, 4.7 and 4.8 above, any option may be exercised within one month (or such longer period as the Board may permit) of the notification, but not later than 6 months after that person has obtained Control and any condition subject to which the offer is made has been satisfied.

5.2

If a compromise or arrangement is sanctioned by the court under section 899 of the Companies Act 2006 for the purposes of or in connection with a scheme for the reconstruction of the Company or its amalgamation with any other company or companies, or if the Company passes a resolution for voluntary winding up, the Board shall forthwith notify every Participant thereof and, subject to sub-rules 4.3, 4.4, 4.7 and 4.8 above, any option may be exercised within one month of the notification, but to the extent that it is not exercised within that period shall (notwithstanding any other provision of this Scheme) lapse on the expiration of that period.

5.3

If as a result of the events specified in sub-rules 5.1 and 5.2 a company (the “acquiring company”) obtains Control of the Company, any Participant may at any time within 6 months beginning with the time, in the case of the events specified in sub-rule 5.1, the acquiring company obtains Control and any condition subject to which the offer is made is met and, in the case of the events in sub-rule 5.2 the acquiring company obtains Control (or such other period as specified in paragraph 38(3) of Schedule 3) by agreement with the acquiring company, release any option which has not lapsed (the “old option”) in consideration of the grant to him of an option (the “new option”) which (for the purposes of that paragraph) is equivalent to the old option but relates to shares in a different company (whether the acquiring company itself or some other company falling within paragraph 18(b) or (c) of Schedule 3).

5.4

The new option shall not be regarded for the purposes of sub-rule 5.3 above as equivalent to the old option unless the conditions set out in paragraph 39(4) of Schedule 3 are satisfied, but so that the provisions of this Scheme shall for this purpose be construed as if:

(A)	the new option were an option granted under this Scheme at the same time as the old option;

(B)

except for the purposes of the definitions of “Participating Company” and “Subsidiary” in sub-rule 1.1, and sub-rules 4.4(B), 4.5 and 4.9 above, the expression the “Company” were defined as “a company whose shares may be acquired by the exercise of options granted under this Scheme”;

(C)	the Savings Contract made in connection with the old option had been made in connection with the new option; and

(D)	the Bonus Date in relation to the new option were the same as that in relation to the old option.

6.	VARIATION OF CAPITAL

6.1	Subject to sub-rule 6.3 below, in the event of any variation of the share capital of the Company, the Board may make such adjustments as it considers appropriate under sub-rule 6.2 below.

6.2	An adjustment made under this sub-rule shall be to one or more of the following:

(A)	the price at which shares may be acquired by the exercise of any option;

(B)	where any option has been exercised but no shares have been allotted or transferred pursuant to the exercise, the price at which they may be acquired.

6.3	At a time when this Scheme is approved by the Revenue under Schedule 3, no adjustment under sub-rule 6.2 above shall be made without the prior approval of the Revenue.

6.4

An adjustment under sub-rule 6.2 above may have the effect of reducing the price at which shares may be acquired by the exercise of an option to less than their nominal value, but only if and to the extent that the Board shall be authorised to capitalise from the reserves of the Company a sum equal to the amount by which the nominal value of the shares in respect of which the option is exercised exceeds the price at which the shares may be subscribed for and to apply that sum in paying up that amount on the shares; and so that on the exercise of any option in respect of which such a reduction shall have been made the Board shall capitalise that sum (if any) and apply it in paying up that amount.

7.	ALTERATIONS

The Board may at any time alter this Scheme, provided that:

(A)	no amendment may materially affect a Participant as regards an option granted prior to the amendment being made; and

(B)	no amendment to a Key Feature shall have effect until approved by the Revenue.

8.	MISCELLANEOUS

8.1

The rights and obligations of any individual under the terms of his office or employment with the Company or a Subsidiary shall not be affected by his participation in this Scheme or any right which he may have to participate in it, and an individual who participates in it shall waive all and any rights to compensation or damages in consequence of the termination of his office or employment for any reason whatsoever insofar as those rights arise or may arise from his ceasing to have rights under or be entitled to exercise any option as a result of such termination.

8.2

In the event of any dispute or disagreement as to the interpretation of this Scheme, or as to any question or right arising from or related to this Scheme, the decision of the Board shall be final and binding upon all persons.

8.3

The Company and any Subsidiary may provide money to the trustees of any trust or any other person to enable them or him to acquire shares to be held for the purposes of the Scheme, or enter into any guarantee or indemnity for those purposes, to the extent permitted by any applicable laws.

8.4

Any notice or other communication under or in connection with this Scheme may be given by personal delivery or by sending it by post, in the case of a company to its registered office, and in the case of an individual to his last known address, or, where he is a director or employee of the Company or a Subsidiary, either to his last known address or to the address of the place of business at which he performs the whole or substantially the whole of the duties of his office or employment.